Exhibit 99.1

Alan Herrick and Jerry Greenberg Named Co-Chairmen of Sapient Board of Directors

Jim Benson named Lead Independent Director

BOSTON--(BUSINESS WIRE)--June 8, 2012--Sapient (NASDAQ: SAPE) announced today that the company’s board of directors has elected the company’s president and chief executive officer, Alan Herrick, and its co-founder, Jerry Greenberg, as co-chairmen of the company’s board of directors. The company also announced that Jim Benson has assumed the new role of lead independent director. Benson will also serve as chairman of the Governance and Nominating Committee.

Herrick, Greenberg and Benson are filling roles vacated by Darius Gaskins, who is retiring after 16 years on the board, five of those years as chairman. Gaskins also served as the chairman of the Governance and Nominating Committee.

“I would like to thank Darius for his outstanding contributions to Sapient over so many years,” said Alan Herrick. “He joined the board upon its formation in 1995, and has played many key roles, including chairman, since 2008. I am grateful for his wisdom and his stewardship of our board during this time.

“I am honored to assume the responsibilities of co-chairman of our board at a time of unparalleled opportunity,” said Herrick. “I look forward to working with Jerry as co-chairman and Jim as lead independent director.”

Greenberg, along with Stuart Moore, co-founded Sapient in 1990 and served as its co-chief executive and co-chair until 2006. Benson has been a member of Sapient’s board of directors since August 2007.

About Sapient®

Sapient is a global services company that helps clients transform in the areas of business, marketing, and technology. The company operates three divisions that enable clients to gain a competitive advantage and succeed in an increasingly digital world. SapientNitro, Sapient Global Markets and Sapient Government Services fuse insight, creativity and technology to drive innovation and to help clients navigate complex business problems. Our approach is the subject of case studies used by MBA programs at Harvard and Yale. The company has operations in North America, Europe, and Asia-Pacific. For more information, visit www.sapient.com.

This press release contains forward-looking statements – in particular, our opportunity in the markets we serve – that involve a number of risks and uncertainties. All forward looking statements are based upon current expectations and beliefs and various assumptions. Actual results could differ materially from management’s expectations and the forward-looking statements contained in this release. A number of factors could cause actual events to differ materially from those indicated, including, without limitation: the continued acceptance of the company’s services; a reduction in the demand for the company’s services in light of the current economic environment; the company’s ability to accurately set fees for and complete its current and future client projects on a timely basis, successfully manage risks associated with its international operations, manage its growth and projects effectively, successfully integrate and achieve anticipated benefits from acquisitions, and continue to attract and retain high-quality employees; and other risks and uncertainties as set forth in the company’s filings with the SEC, including without limitation the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.

Sapient is a registered service mark of Sapient Corporation.

CONTACT:
Sapient
Media Contact:
David LaBar, +1 646-478-9846
dlabar@sapient.com
or
Investor Contact:
Dean Ridlon, +1 617-963-1598
dridlon@sapient.com